Exhibit 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

RE: Loans Sold to First Horizon Asset Securities Inc. 1st Lien Mortgage Securitizations

1.
First Horizon Home Loans, a division of First Tennessee Bank National Association (“FHHL”), including its wholly owned subsidiary, First Tennessee Mortgage Services, Inc. (“FTMSI”) (the ”Asserting Party”) is responsible for assessing its compliance with respect to the servicing of certain mortgage loans as of and for the year ended December 31, 2007 (the “Reporting Period”) in accordance with Regulation AB, specifically with the servicing criteria as set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “Servicing Criteria”). The transactions covered by this report include mortgage loans sold since January 1, 2006 which were sold on a servicing retained basis, and mortgage loans held as of December 31, 2007 for which servicing commenced since January 1, 2006, in all cases excluding mortgage loans sold to Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Government National Mortgage Association, and non-prime mortgage loans (the “Platform”).

2.
The Asserting Party has engaged certain vendors which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities for the Reporting Period and the Asserting Party elects to take responsibility for assessing compliance with the Servicing Criteria or portion of the Servicing Criteria applicable to such Vendors as set forth in Exhibit A. In addition the Asserting Party has engaged certain servicers (the “Servicers”) to perform selected servicing functions and management of these Servicers has provided 1) assertions as to the Servicing Criteria applicable to the Servicers as set forth in Exhibit A, and 2) related attestations from independent accountants.

3.	The criteria described as “N/A” on Exhibit A hereto are inapplicable to the activities performed with respect to the Platform.

4.
The Asserting Party has used the applicable Servicing Criteria to assess its compliance therewith and, based upon such assessment, the Asserting Party has complied in all material respects with the Servicing Criteria applicable to it as defined in Column C of Exhibit A for the Reporting Period.

5.
The Asserting Party has in place effective procedures designed to provide reasonable assurance that each Vendor’s activities comply in all material respects with the Servicing Criteria applicable to such Vendor, and the Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendors with the Servicing Criteria applicable to such Vendors as defined in Column B of Exhibit A for the Reporting Period.

6.
The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Servicing Criteria applicable to such Vendors as defined in Column B of Exhibit A for the Reporting Period.

7.
KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the applicable Servicing Criteria for the Reporting Period.

Date: March 24, 2008

First Horizon Home Loans, a division of First
Tennessee Bank National Association

By: /s/  Kim Yowell
  Name: Kim Yowell
Title: SVP, Servicing Manager

First Tennessee Bank National Association, as successor by merger to First Tennessee Mortgage Services, Inc.

By: /s/ Terry L. McCoy
Name: Terry L. McCoy
Title: Executive Vice President

Exhibit A

This exhibit includes all of the Servicing Criteria. For each servicing criteria, the Asserting Party has indicated whether the servicing criteria is performed by the Asserting Party (column C), a Servicer (column A), or a Vendor (column B).

	Servicing Criteria	Column A Applicable Servicing Criteria Performed by Servicer	Column B Applicable Servicing Criteria Performed by Vendor; Asserting Party will assert	Column C Applicable Servicing Criteria Performed by the Asserting Party
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	BoNY		X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.			X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.			N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		BoNY (certificate account only)		X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	BoNY		X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		BoNY		X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		BoNY		X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		BoNY		X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	BoNY	Assurant	X

1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		BoNY	Zenta- (A,B, & D only)	X (and C for accounts reconciled by Zenta)
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
		BoNY A,B,C where C is limited to edgarizing and filing)		X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	BoNY		X (remittance to Trustee only)
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	BoNY		X (remittance to Trustee only)
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	BoNY		X (remittance to Trustee only)
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.		WNS, ZENTA	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	BoNY		X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
			WNS	X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.			X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
			Land America (Foreclosure only)	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
			Land America (Foreclosure only)	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.			X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
			ASSURANT (A ONLY)	X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
			Assurant, TMS, WNS	X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
			Assurant, TMS, WNS	X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.			X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	BoNY

Bank of New York Mellon “BoNY”- Trustee

Assurant Group “Assurant” - Hazard Insurance and Escrow Analysis Services

Total Mortgage Solutions “TMS” - Tax Processing Services

WNS Global Services “WNS” - Audit Final Docs and MERS Information and PMI Services

Land America Default Services “Land America” - Foreclosure Services

ZENTA Realty Services, Inc “ZENTA” (Formally known as Global Realty Outsourcing “GRO”)

- Account Reconciliation Services, Input Recording Information for Document Custodian